Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement to Form S-1, Amendment 4 (File No. 333-274354) of our audit report dated April 24, 2024, with respect to the balance sheet of Mag Mile Capital, Inc. as of December 31, 2023, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2023.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Spokane, Washington

February 7, 2025